Exhibit 5.1

[Letterhead of Richards, Layton & Finger, P.A.]

June 25, 2010

FIA Card Services, National Association
1100 North King Street
Wilmington, Delaware  19884-0313

BA Credit Card Funding, LLC
Hearst Tower 214 North Tryon Street
Suite # 21-39, NC1-027-21-04
Charlotte, North Carolina  28255

Re:   BA Master Credit Card Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel for FIA Card Services, National Association, a national banking association (the "Bank"), and BA Credit Card Funding, LLC, a Delaware limited liability company ("Funding"), in connection with the issuance and sale of the Asset Backed Certificate, Series 2001-D (the "Collateral Certificate"), representing an undivided beneficial interest in BA Master Credit Card Trust II (the "Trust"), pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of October 20, 2006 (the "Original Pooling and Servicing Agreement"), among Funding, as transferor, the Bank, as servicer, and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee (the "Trustee"), as supplemented by the Third Amended and Restated Series 2001-D Supplement to the Original Pooling and Servicing Agreement, dated as of March 2, 2009, as supplemented by the Addendum, dated as of March 31, 2010 (as so supplemented, the "Supplement"), each among Funding, as transferor, the Bank, as servicer, and the Trustee (the Original Pooling and Servicing Agreement as supplemented by the Supplement is hereinafter referred to as the "Pooling and Servicing Agreement").  At your request, this opinion is being furnished to you.

We have made such inquiries and examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

FIA Card Services, National Association
BA Credit Card Funding, LLC
June 25, 2010

(a)	The Pooling and Servicing Agreement;

(b)	The Registration Statement on Form S-3, filed by Funding with the Securities and Exchange Commission on May 17, 2010 (the "Registration Statement"), including a related prospectus (the "Prospectus") and related prospectus supplement;

(c)	A certificate of an officer of the Bank, dated June 25, 2010; and

(d)	A certificate of an officer of Funding, dated June 25, 2010.

We have obtained or have been furnished with, and have relied upon with respect to factual matters, such certificates, advices and assurances from public officials and others as we have deemed necessary or appropriate for purposes of this opinion.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

For purposes of this opinion, we have assumed (i) except with respect to the Bank, Funding and the Trust, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (ii) that the Bank has taken all necessary corporate action to cause the issuance and sale of the Collateral Certificate, (iii) that the issuance and sale of the Collateral Certificate were not contrary to any applicable law, rule, regulation or order, and (iv) that the Collateral Certificate has been issued and sold in accordance with the terms of the Pooling and Servicing Agreement, duly executed and delivered by the Bank and authenticated by the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and issued and delivered against payment therefor.

This opinion is limited to the laws of the State of Delaware and United States of America federal law, and we have not considered and express no opinion on the laws of any other jurisdiction.  Our opinions are rendered only with respect to Delaware and United States of America federal laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Collateral Certificate has been legally issued and is fully paid and nonassessable and entitled to the benefits of the Pooling and Servicing Agreement.  The foregoing opinion is subject to applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer and

FIA Card Services, National Association
BA Credit Card Funding, LLC
June 25, 2010

conveyance, moratorium and other laws relating to or affecting the rights of creditors generally, general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered and applied in a proceeding in equity or at law, and safety and soundness requirements.

We understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in connection with the filing by Funding of the Registration Statement under the Securities Act of 1933, as amended.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission.  We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

WAY/CYM